EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DiamondRock Hospitality Company:

We consent to the incorporation by reference in the registration statements (No. 333-183248) on Form S-3 and (Nos. 333-166713 and 333-197987) on Form S-8 of DiamondRock Hospitality Company of our reports dated February 27, 2015, with respect to the consolidated balance sheets of DiamondRock Hospitality Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of DiamondRock Hospitality Company. Our report refers to DiamondRock Hospitality Company’s adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

McLean, Virginia
February 27, 2015